Exhibit 99.1

Consolidated Statement of Income

	For Three Months
	Ended March 31
	Unaudited
(Dollars in thousands except per share amounts)	2004	2005
Revenues:
Reinsurance revenues	$7,501	$7,144
Investment income and gains (losses)	178	309
Other income	7	2

	7,686	7,455

Benefits and expenses:
Benefits, claims and settlements	2,190	2,069
Reinsurance expense allowances, net	1,975	1,881
Amortization of deferred acquisition costs	1,434	1,252
Operating expenses	839	938
Interest expense	94	—

	6,532	6,140

Income before income taxes	1,154	1,315
Income tax expense	(322)	(347)

Net income	$832	$968

Basic and diluted earnings per share	$0.20	$0.23

Weighted-average common shares outstanding	4,141,684	4,141,684
Weighted-average diluted common shares	4,141,684	4,192,442

Consolidated Balance Sheet & Selected Financial Data

	Audited	Unaudited
(Dollars in thousands)	As of 12/31/04	As of 3/31/05
ASSETS
Cash and invested assets	34,560	36,287
Deferred acquisition costs	40,168	39,058
Other assets	3,079	3,462

Total Assets	77,807	78,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	28,541	28,749
Stockholders’ Equity	49,266	50,058

Total Liabilities and Stockholders’ Equity	$77,807	$78,807

Number of life insurance policies and riders reinsured	221,626	216,211
Number of annuity policies reinsured	44,886	43,826

First Quarter Performance Highlights

Revenues:

     Revenues decreased by $231,000, or 3%, from $7.7 million for the quarter ended March 31, 2004 to $7.5 million for the comparable period in 2005.

Net Income:

     Net income for the quarter ended March 31, 2005 was $968,000 compared to $832,000 for the same period in 2004.
     Net income for the quarter ended March 31, 2005 increased 16% from the comparable period in 2004.

Assets:

     Assets increased by $1.0 million, or 1%, from $77.8 million as of December 31, 2004 to $78.8 million as of March 31, 2005.

Stockholders’ Equity:

     Stockholders’ equity increased by $792,000, or 2%, during the period from December 31, 2004 to March 31, 2005.

SUMMARY OF SPECIAL MEETING AND SUBSEQUENT EVENTS

     Global Preferred held a Special Meeting of Stockholders on May 10, 2005 in Atlanta, Georgia. There were holders of 2,898,897 shares, or approximately 70% of the common stock entitled to vote, present at the Special Meeting, in person or by proxy. Results of the meeting were as follows:

•	Stockholders overwhelmingly supported the Board of Directors’ recommendation to approve Proposal 1, the sale of Global Preferred Re Limited, the Bermuda-incorporated life reinsurance company owned by, and comprising substantially all the assets of GPH to GPRe Acquisition Corp., a wholly owned subsidiary of AEGON N.V., in exchange for common shares of AEGON pursuant to an Agreement and Plan of Reorganization; and

•	Stockholders overwhelmingly supported the Board of Directors’ recommendation to approve Proposal 2, the subsequent dissolution and liquidation of GPH pursuant to a Plan of Liquidation and Complete Dissolution.

     For those of you unable to attend, results of the stockholder voting will be detailed in our Quarterly Report on Form 10-Q for the period ended June 30, 2005 in Part II, Item 4, Submission of Matters to a Vote of Security Holders to be filed with the Securities and Exchange Commission following conclusion of our second quarter.

     Following the approval by GPH stockholders, and the satisfaction of the remainder of the conditions to close (detailed in the April 5th Proxy Statement), the sale of Global Preferred Re Limited to GPRe Acquisition Corp. was completed on May 25th whereby GPH received 4,503,274 shares of AEGON common stock in the transaction.

     Pursuant to the Plan of Liquidation and Complete Dissolution previously approved by our Board of Directors, GPH has filed its certificate of dissolution with the state of Delaware, thus beginning the dissolution and liquidation of the Company. After provisions have been made for liabilities and creditors, GPH estimates that distribution of assets to stockholders will occur between 200 and 365 days from the filing date, with substantially all of the assets being distributed in the next 12 months.

     Stockholders are encouraged to refer to the Proxy Statement dated April 5, 2005 for additional information about the sale and subsequent events. If you did not receive a Proxy Statement, please contact Investor Relations at (770) 248-3321 and one will be mailed to you.

FIRST QUARTER FINANCIAL PERFORMANCE

     GPH experienced another favorable quarter with earnings increasing over the prior year’s level. Favorable claim results, along with the investment income earned on our capital base, helped offset the decline in reinsurance revenues associated with a decrease in business in force for 2005 as compared to 2004.

     Global Preferred welcomes hearing from you with questions or comments via email at gph@gphre.com.

This report contains forward-looking statements regarding anticipated revenue, profits and continued growth. These statements are subject to changing circumstances, risks and uncertainty; future results could differ materially from expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. For a detailed discussion of factors that may affect Global Preferred’s business and operating results, you should review “Factors that May Affect Future Results of Operations” contained in Global Preferred’s Annual Report on Form 10-K as amended for the year ended December 31, 2004 as Exhibit 99.1 and other documents Global Preferred files, from time to time, with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.

6455 East Johns Creek Crossing, Suite 402
Duluth, GA 30097-1517

Executive Headquarters: 6455 East Johns Creek Crossing, Suite 402, Duluth, GA 30097-
1517, PO Box 2167, Duluth, GA 30096-9919   – Phone 770.248.3311
– ©2005 Global Preferred Holdings, Inc.™ – 601/01.25